Exhibit (a)(39)

LEGG MASON PARTNERS EQUITY TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust

(November 28, 2012)

WHEREAS, the Trustee(s) of the Trust, acting pursuant to Section 4.9 of the Declaration, have divided the Shares of the Trust in several Series of Shares of beneficial interests in the Trust (each, a “Series”);

WHEREAS, the Trustees have heretofore terminated certain Series so established and designated and/or have changed the names of certain Series so established and designated;

NOW THEREFORE, the following are the Series of the Trust, with certain changes listed below to be effective as of January 1, 2013, each with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	ClearBridge Aggressive Growth Fund (Legg Mason ClearBridge Aggressive Growth Fund prior to January 1, 2013)

2.	Legg Mason Capital Management All Cap Fund

3.	ClearBridge Appreciation Fund (Legg Mason ClearBridge Appreciation Fund prior to January 1, 2013)

4.	ClearBridge Equity Income Fund (Legg Mason ClearBridge Equity Income Builder Fund prior to January 1, 2013)

5.	ClearBridge Tactical Dividend Income Fund (Legg Mason ClearBridge Tactical Dividend Income Fund prior to January 1, 2013)

6.	Legg Mason Esemplia Emerging Markets Long-Short Fund (formerly known as Legg Mason Esemplia Emerging Markets Equity Fund)

7.	ClearBridge Equity Fund (Legg Mason ClearBridge Equity Fund prior to January 1, 2013)

8.	Legg Mason Investment Counsel Financial Services Fund

9.	ClearBridge All Cap Value Fund (Legg Mason ClearBridge Fundamental All Cap Value Fund prior to January 1, 2013)

10.	Legg Mason Batterymarch Global Equity Fund

11.	ClearBridge International All Cap Opportunity Fund (Legg Mason Global Currents International All Cap Opportunity Fund prior to January 1, 2013)

12.	ClearBridge Large Cap Value Fund (Legg Mason ClearBridge Large Cap Value Fund prior to January 1, 2013)

13.	ClearBridge Large Cap Growth Fund (Legg Mason ClearBridge Large Cap Growth Fund prior to January 1, 2013)

14.	Legg Mason Lifestyle Allocation 85%

15.	Legg Mason Lifestyle Allocation 70%

16.	Legg Mason Lifestyle Allocation 50%

17.	Legg Mason Lifestyle Allocation 30%

18.	ClearBridge Mid Cap Core Fund (Legg Mason ClearBridge Mid Cap Core Fund prior to January 1, 2013)

19.	Legg Mason Batterymarch S&P 500 Index Fund

20.	ClearBridge Small Cap Growth Fund (Legg Mason ClearBridge Small Cap Growth Fund prior to January 1, 2013)

21.	ClearBridge Small Cap Value Fund (Legg Mason ClearBridge Small Cap Value Fund prior to January 1, 2013)

22.	Legg Mason Investment Counsel Social Awareness Fund

23.	Legg Mason Batterymarch U.S. Large Cap Equity Fund

24.	Legg Mason Target Retirement 2015

25.	Legg Mason Target Retirement 2020

26.	Legg Mason Target Retirement 2025

27.	Legg Mason Target Retirement 2030

28.	Legg Mason Target Retirement 2035

29.	Legg Mason Target Retirement 2040

30.	Legg Mason Target Retirement 2045

31.	Legg Mason Target Retirement 2050

32.	Legg Mason Target Retirement Fund

33.	Permal Tactical Allocation Fund (Legg Mason Permal Tactical Allocation Fund prior to January 1, 2013)

34.	ClearBridge Mid Cap Growth Fund (Legg Mason ClearBridge Mid Cap Growth Fund prior to January 1, 2013)

35.	ClearBridge International Small Cap Opportunity Fund (Legg Mason Global Currents International Small Cap Opportunity Fund prior to January 1, 2013)

36.	Legg Mason Dynamic Multi-Strategy Fund

37.	ClearBridge Select Fund

38.	Legg Mason Batterymarch Managed Volatility Global Dividend Fund

39.	Legg Mason Batterymarch Managed Volatility International Dividend Fund

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.